Exhibit 23.1

August 15, 2011

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-Q of Mustang Geothermal, Corp. (formerly UREX Energy Corp.) of our report dated on August 15, 2011, with respect to the unaudited interim consolidated financial statements of Mustang Geothermal, Corp., included in Form 10-Q for the period ended June 30, 2011.

Very truly yours,

/s/PLS CPA

PLS CPA, A Professional Corp.

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board